UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

July 25, 2011

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9601 McAllister Freeway, Suite 610

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2011, Harte-Hanks, Inc. (the “Company”), entered into a Transition and Consulting Agreement (the “Transition Agreement”) with Mr. Peter E. Gorman, its Executive Vice President and President, Shoppers. Subject to certain termination rights of both Mr. Gorman and the Company, the Transition Agreement provides that Mr. Gorman will continue in his current position through August 31, 2011, after which he will retire from the Company. The Transition Agreement supersedes any and all prior understandings and agreements between Mr. Gorman and the Company concerning the matters set forth in the Transition Agreement (including but not limited to Mr. Gorman’s Amended and Restated Severance Agreement dated May 4, 2011), except for Mr. Gorman’s Employment Restrictions Agreement, which is made part of the Transition Agreement as modified by Section 7 of the Transition Agreement.

Under the Transition Agreement, (i) in 2012, the Company will make ten monthly payments of $110,635 to Mr. Gorman, (ii) on or before April 30, 2012, the Company will pay Mr. Gorman an amount equal to 18 months of his medical and dental benefit continuation coverage premiums, and (iii) on August 31, 2011, Mr. Gorman’s equity-based awards under the Company’s 2005 Omnibus Incentive Plan and 1991 Equity Compensation Plan shall vest (with the award structured to vest on a performance basis vesting at the 100% level, and each stock option remaining exercisable for its original term). The Transition Agreement also allows the Company to engage Mr. Gorman on a consulting basis after August 31, 2011, for $200 an hour.

The foregoing description of the Transition Agreement does not purport to be a complete description of such agreement, and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to this Form 8-K and is incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are being filed or furnished herewith, as indicated above:

Exhibit No.	Description

10.1	Form of Transition and Consulting Agreement between the Company and Peter E. Gorman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: July 25, 2011

By:	/s/ Robert L. R. Munden
Senior Vice President,
General Counsel & Secretary